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                                                                     Exhibit 5.1

[Letterhead of Barrett & McNagny LLP]


February 5, 2002


Steel Dynamics, Inc.
6714 Pointe Inverness Way, Suite 200
Fort Wayne, Indiana 46804

Re:     Steel Dynamics, Inc.
        Registration Statement on Form S-3

Gentlemen:

We have acted as counsel to Steel Dynamics, Inc., an Indiana corporation (the "Company"), in connection with the Company's registration of the resale of $22 million of its newly issued shares of common stock, the exact number of shares to be determined by dividing $7,333,334 by the closing price of the Company's common stock on the Nasdaq National Market on the second business day prior to each of three issuance dates-March 1, March 15 and March 29, 2002-as required under that certain Settlement Agreement dated as of January 28, 2002 (the "Shares"). This transaction is more fully described in the Company's Registration Statement on Form S-3, filed with the United States Securities and Exchange Commission, on the date hereof, to which this opinion is attached as
Exhibit 5.1 ("Registration Statement").

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

In rendering the opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original of all documents submitted to us as copies. As to various questions of fact material to our opinion, we have relied on the representations of the Company.

Based on the foregoing, we are of the opinion that the Shares are duly authorized and, when issued on March 1, March 15 and March 29, 2002, in accordance with the requirements under the Settlement Agreement, and resold in accordance with the registration statement, will be legally issued, fully paid and nonassessable.

Our opinion is limited to the general corporation law of the State of Indiana and the federal laws of the United States of America. We express no opinions as to any other laws, statutes, rules or regulations.


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We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration
Statement and to the reference to this firm under the caption "Legal Matters."

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

BARRETT & McNAGNY LLP

/s/